ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made this 23rd day of December, 1999, by and among ULTRA MART, INC., a Wisconsin corporation (being referred to hereinafter as "Seller"); Robert A. Farrell, Scott A. Sylla (being referred to hereinafter collectively as the "Principal Shareholders" and individually as a "Principal Shareholder"), ULTRA MART FOODS, INC., a Wisconsin corporation (being referred to hereinafter as "Buyer"); and ROUNDY'S, INC., a Wisconsin corporation (being referred to hereinafter as "Roundy's");


                            RECITALS:

     WHEREAS, Seller owns and operates a total of seven (7) grocery supermarkets at the locations set forth in Exhibit A attached hereto (each such supermarket being hereinafter individually referred to as a "Store" and all such supermarkets being collectively referred to as the "Stores" and the business conducted in the Stores being hereinafter referred to as the "Business");

     WHEREAS, Seller desires to sell and Buyer desires to purchase the Business and substantially all of Seller's assets used in the conduct of the Business at all of the Stores upon the terms and conditions set forth in this Agreement; and

     WHEREAS, the Principal Shareholders collectively own approximately eighty one percent (81%) of the outstanding common stock of Seller, and as such will benefit substantially by the Seller's consummation of the transactions contemplated hereby, and Buyer and Roundy's are unwilling to purchase the Stores and the Business unless the Principal Shareholders join with Seller in this Agreement on the terms set out herein;

     WHEREAS, Buyer is a wholly-owned subsidiary of Roundy's and Roundy's is therefore willing to join with Buyer as a party to this Agreement and guaranty the obligations of Buyer hereunder;

     THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     AGREEMENT:

     1.   SALE OF ASSETS.

          (a) Assets Sold. On the Closing Date (as hereinafter defined), subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase the following assets (collectively the "Purchased Assets"):

               (i) Inventory. All inventory (including video tapes) owned by Seller and held for sale (or rental) in the ordinary course of business, and all store supplies, at the Stores as of the Effective Time, to the extent such inventory is usable, saleable, and not outdated or damaged (the "Inventory");

               (ii) Cash. All operating cash (including for this purpose all food stamps and any unsold gift certificates purchased by Seller from Roundy's, but excluding checks and coupons) on hand (the "Cash on Hand") and located in the Stores as of the Effective Time;

               (iii)     Trademarks, Trade Names and Other
     Intellectual Property. All intellectual property owned by Seller or in which Seller has any rights, and utilized in the operation of the Business (including but not limited to all trademarks, service marks, trade names, pending trademark, service mark and trade name applications and registrations, copyrights, the corporate name "Ultra Mart," and the Seller's rights to its internet domain name "ultrafoods.com") ("Intellectual Property");

               (iv) Equipment. All fixtures, equipment, furniture, machinery, tools, racks, partitions, shelving, exterior signs, refrigeration equipment, leasehold improvements, computer hardware, terminals and peripheral equipment and scanning systems owned by Seller or in which Seller has any interest, including any leasehold interest, located at the Stores and used in the operation of the Business (the "Equipment");

               (v) Assigned Contracts. All right, title and interest of the Seller in, to and under the "Assigned
     Contracts" (as hereinafter defined);

               (vi) Permits. Only to the extent transferable, all right, title and interest of Seller in, to and under all transferable licenses, permits, orders, certificates, approvals and other government authorizations owned by Seller exclusively in connection with Seller's occupancy or operation of the Stores;

               (vii)     Corporate Office Assets.  Those assets
     located at Seller's corporate offices that are listed on
     Section 1(a)(vii) of the Disclosure Schedule; and

               (viii) Other Personal Property. All other personal property of every nature or description owned by Seller, and located at the Stores and used in the operation of the Business, including, but not limited to, general intangibles, and the goodwill and going concern value of the Business.

          (b)  Excluded Assets.  Notwithstanding anything in
Section 1(a) above to the contrary, the following assets, rights, interests and other properties of the Seller (the "Excluded Assets") shall not be sold, transferred, assigned, conveyed or delivered to Buyer:
               (i) Cash and Cash Equivalents. All cash and cash equivalents other than Cash on Hand, including all bank deposits, checking and saving accounts and the like;

               (ii) Accounts Receivable. All of Seller's accounts receivable (including checks and coupons) relating to any of the Stores;

               (iii)     Prepaid Expenses.  All prepaid expenses
     relating to any of the Stores other than prorated prepaid expenses (the "Prepaid Expenses");

               (iv) Roundy's Stock.  Any stock of Roundy's, Inc.
     owned by the Seller;

               (v)  Corporate Records.  All corporate and
     financial books and records, Seller's corporate charter and similar items;

               (vi) Insurance Policies. All insurance policies owned by Seller;

               (vii)     Non-Operating Assets.  Except for the
     assets set forth in Section 1(a)(vii) of the Disclosure
     Schedule, all assets located at Seller's corporate offices;
     and

               (viii)    Equipment of Non-Assigned Leases.  All
     equipment leased under a lease which is not an "Assigned
     Contract" (as hereinafter defined).

          (c) Assignment and Assumption of Contracts. The "Assigned Contracts" consist of all of those leases, subleases, contracts and agreements that are set forth on Section 6(e) of the Disclosure Schedule hereto and which are designated thereon as "Assigned Contracts," as well as Seller's obligation to accept and pay for supplies and Inventory ordered by Seller prior to the Effective Time in the ordinary course of business and in quantities consistent with Seller's past practices, but not yet received as of the Effective Time. At the Closing, effective as of the Effective Time (as hereinafter defined) Seller will assign and transfer to Buyer all of Seller's right, title and interest in, to and under the Assigned Contracts, and Buyer will assume, perform and discharge all of Seller's obligations and liabilities arising after the Effective Time (and attributable to time periods after the Effective Time) under the Assigned Contracts (hereinafter "Contract Liabilities"); provided, that the Contract Liabilities assumed by Buyer shall not in any event include:

               (i) any liability or obligation of Seller under any employment agreement, collective bargaining agreement, agreements, plans or arrangements concerning employee bonuses, insurance, or other agreement with any employee, officer, or shareholder of Seller; or any other liability or obligation of any nature whatsoever of Seller to any employee or former employee, whether pursuant to contract, arising by operation of law, or otherwise; or

               (ii) any liability or obligation attributable to or arising as a result of any breach, violation, or non-performance of any Assigned Contract by Seller prior to and through the Effective Time, including, without limitation, any breach or violation arising as a result of the transactions contemplated by this Agreement, except as provided in Section 10(m)(vi) .

          (d) Assumption of Employee Accruals. Buyer will assume the liability of Seller for vacation pay due from Seller to the "Transferred Employees" (as that term is defined in Section 12(b)), but only in the amount and to those persons for which Buyer receives a credit as provided in Section 12(b) herein (the "Assumed Employee Accruals").

          (e) Fox Point Lease. Seller is currently a sublessee of Jondex Corp. (an affiliate of Buyer) under a sublease (as amended) relating to a store site previously operated by Seller at 828 Fox Point Plaza, Neenah, Wisconsin (the "Fox Point Sublease"). At the Closing, Roundy's will cause Jondex Corp. to release Seller and the Principal Shareholders from any further liability under the Fox Point Sublease (to the extent such liability and costs relate to periods following the Effective
Time), in consideration of which Robert A. Farrell will personally indemnify Jondex Corp. and Roundy's against any liability they may incur (for payment of rent, other payments due the landlord under the Prime Lease (as hereinafter defined), and other costs incurred under the Prime Lease or associated with the occupancy of the premises) under the prime lease between Jondex Corp. and the owner of the subject property (the "Prime Lease") relating to the time periods after December 31, 2004 through December 31, 2008. Such release and indemnification agreement will be in the form of that attached hereto as Exhibit 1(c)(iii) (the "Fox Point Sublease Agreement"). The Fox Point Sublease Agreement will provide further that if Roundy's desires to terminate the Prime Lease (on terms acceptable to Roundy's in its sole discretion) in exchange for the payment of consideration to the prime lessor, and the amount of such consideration (the "Release Price") exceeds the then present value (using a discount rate of 9%) of the remaining rent and other payments and financial obligations due under the Prime Lease through December 31, 2004 (the "Remaining Roundy's Costs"), then Mr. Farrell will contribute to the Release Price an amount equal to the lesser of
(i) the excess of the Release Price over the Remaining Roundy's Costs, and (ii) fifty percent (50%) of the present value (as of the later of January 1, 2005 or the date of termination of the Prime Lease) (using a discount rate of 9%) of the remaining rent and other payments and financial obligations due under the Prime Lease from January 1, 2005 through December 31, 2008 (the "Remaining Farrell Costs"). Roundy's will use its reasonable efforts, in good faith, to negotiate a termination of the Prime Lease provided that the terms of such termination include a deed restriction or other provision, reasonably acceptable to Roundy's, which precludes the operation of a full line retail grocery store on the premises or elsewhere in the shopping center of which the premises are a part, for a term through December 31, 2018 (or shorter term acceptable to Roundy's in its sole discretion) (the "Deed Restriction"). Except as provided in the preceding sentence, Roundy's will be under duty or obligation to terminate the Prime Lease.

     2.   LIABILITIES; SETTLEMENT OF ACCOUNTS BETWEEN SELLER AND
ROUNDY'S.

          (a) Except for the Contract Liabilities expressly assumed by Buyer under Section 1(c) above and the Assumed Employee Accruals assumed by Buyer pursuant to Section 1(d) above, Buyer shall not in any manner assume nor be liable or responsible for any of the liabilities, debts, or obligations of Seller or any Principal Shareholder, of any nature whatsoever, including, but without limiting the generality of the foregoing, the following:

               (i) Past, current and future liabilities and obligations of Seller for federal, state or local taxes of any nature, including, without limitation, any interest, penalties, additions to tax or costs of defense, and including any taxes occasioned by the sale contemplated by this Agreement, except for real and personal property taxes to be pro-rated between Buyer and Seller as provided in
     Section 12 hereof; or

               (ii) Liabilities or obligations of Seller of any nature to employees or former employees relating to services performed prior to the Effective Time, including, without limitation, liabilities or obligations for wages, withholding and employment taxes, vacation, sick pay, bonuses, severance pay, retirement and fringe benefits, and "Pre-Closing Claims" under "Seller's Health and Dental Plan" (as those terms are defined in Section 15 hereof ) incurred prior to and through the Closing Date, except for Assumed Employee Accruals; or

               (iii)     Any liability of Seller for the costs
     incurred in connection with the recent remodeling of Seller's store on Good Hope Road in Milwaukee.

          (b) Seller shall pay and discharge, when due (except to the extent the same are being contested in good faith), any and all of the debts, liabilities and obligations of Seller which are not assumed by Buyer.

          (c) At the Closing Date it is expected that Seller will be obligated for, among other things, rent, percentage rent, tenant's shares of real estate taxes, common area maintenance expenses and other payments ("Tenant Costs") payable by Seller for periods prior to and through December 31, 1999 under the Store subleases between Seller and Roundy's affiliate Jondex Corp. (and the lease of the Store at Neenah (Green Bay Road)).
At the Closing Buyer will withhold from the portion of the Purchase Price otherwise payable at the Closing the sum of $500,000.00, as of the date hereof the estimated total of the Seller's liability for Tenant Costs for periods through December 31, 1999 under such subleases in excess of amounts payable from existing escrow arrangements under those subleases (the "Sublease Obligations Holdback"). To the extent (if any) that the Tenant Costs that comprised the estimated amount set forth in the preceding sentence have been settled and paid by Seller prior to the Closing, the amount of the Sublease Obligations Holdback will be reduced accordingly. Following the Closing Date the parties will cooperate in reconciling the actual amounts of these Tenant Costs, and the difference between the net amount thereof finally determined to be due from Seller and the amount of the Sublease Obligations Holdback will be paid by Seller to Roundy's, or by Roundy's to Seller, as the case may be.

     3. PURCHASE PRICE. The purchase price to be paid by Buyer to Seller for the Purchased Assets shall be Thirty Million Five Hundred Thousand Dollars ($30,500,000), plus an amount equal to
(i) the Cash on Hand and (ii) the value of the Inventory (valued and determined in accordance with Section 5 hereof) as of the Applicable Inventory Date (as hereinafter defined), and adjusted by the prorations provided for in Section 12 hereof (the "Purchase Price").

     4.   PAYMENT AND ALLOCATION OF PURCHASE PRICE.

          (a) Buyer shall pay the Purchase Price to Seller as follows:

               (i) At Closing, the sum of $30,500,000 plus the portion of the Purchase Price attributable to Cash on Hand and the Inventory (to the extent of the parties' agreement as to the value thereof as of the Closing Date), less the Sublease Obligations Holdback and the Health Insurance Holdback (as defined in Section 15 below) shall be paid by wire transfer of immediately available funds to an account designated by Seller;

               (ii) The balance of the Purchase Price, adjusted as provided in this Agreement, shall be paid by wire transfer of immediately available funds to an account designated by Seller upon final determination of the value of the Cash on Hand and the Inventory, and the approval by Seller and Buyer of the final closing statement. If the value of the Inventory and Cash on Hand has not been finally determined within fourteen (14) days after the Closing Date, the amount of the Purchase Price that is withheld with respect to such unresolved Inventory and Cash on Hand value shall bear interest at an annual rate of seven percent (7%), beginning on the fifteenth day following the Closing Date. Upon the parties' mutual approval of the final determination of the Inventory and Cash on Hand and the final closing statement, the amount of the Purchase Price as thus determined shall be final and binding upon the parties.

          (b)  The Purchase Price shall be allocated as follows:

               (i) A portion of the Purchase Price equal to the Cash on Hand shall be allocated to cash;

               (ii) A portion of the Purchase Price equal to the value of the Inventory, as determined pursuant to Section 5 hereof, shall be allocated to Inventory;

               (iii)     $7,500,000 shall be allocated to
property and equipment;

               (iv) $1,500,000 shall be allocated to the
                    leasehold improvements;

               (v) The remainder of the Purchase Price shall be allocated to goodwill and the going concern value of the Business.

               The parties agree that they will file any reports required to be filed (including, without limitation, I.R.S. Form
8594) under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), consistent with the foregoing allocation and will not take a position for income tax purposes which is inconsistent with this Agreement.

     5.   PHYSICAL INVENTORY; DETERMINATION OF INVENTORY AND CASH
ON HAND PRICE; CLOSING.

          (a) As soon as practical after Buyer has received all licenses and permits required for its ownership and operation of the Stores (including, without limitation, liquor licenses, food stamp permits and "WIC" permits), or, if later, when the waiting period under the HSR Filings has duly expired, the parties will jointly select a date, for each of the Stores, on which the amount of Cash on Hand, inventory and store supplies at such Store will be determined by a physical inventory tabulation (the date of such inventory for each Store being hereinafter referred to as the "Applicable Inventory Date" for that Store). Such physical inventory and the necessary extensions of the costs for such inventory and store supplies at each Store shall be conducted by Star Inventory Service (the "Inventory Service") (Buyer and Seller shall each have representatives present during the physical inventory), and the expense thereof shall be borne equally by Buyer and Seller. The physical inventory tabulation (and the purchase price to be paid by Buyer for the Inventory) shall not include inventory which is damaged, spoiled, outdated, obsolete or otherwise unsalable at normal retail price in the ordinary course of business at the Stores, as mutually determined by the parties, and Buyer shall have no obligation to purchase any of such inventory. At the Closing the parties will append to this Agreement a schedule setting forth the Applicable Inventory Date and the Effective Time (as defined below) for each of the Stores.

          (b)  For purposes of this Agreement (including Section
3 hereof) the Inventory will be valued at Seller's cost thereof, determined in the following manner:

               (i) the cost of Inventory shall be the retail selling price thereof as of the Applicable Inventory Date less the margin percentage by department for the Stores as set forth in Section 5(b) of the Disclosure Schedule attached hereto, except for such meat, produce, deli, bakery, seafood, supplies and other perishable items for which the cost is readily ascertainable in which case the actual cost of such items shall be used. The margin percentages set forth in Section 5(b) of the Disclosure Schedule reflect gross margins per department after allocation to the several departments of the estimated amount of Roundy's "Advantage" rebates and other vendor rebates and allowances (but not Roundy's volume rebates or patronage dividends) ("Estimated Rebate Amounts"), notwithstanding the fact that in the preparation of its regular financial statements and reports Seller does not reflect such rebates and allowances in determining departmental gross profit. The margin percentages set forth on Section 5(b) of the Disclosure Schedule will not be adjusted to account for differences between the Estimated Rebate Amounts and the actual amounts of such rebates, when they are known.

               (ii) The video tape inventory shall be valued at six dollars ($6.00) per tape.

               (iii)     Supplies will be valued at Seller's
     actual cost.

          (c) The complete inventory prepared by the Inventory Service shall be prepared in accordance with the usual and customary practices of the industry and shall show the amount of Cash on Hand and the total cost of such Inventory and supplies for each Store determined in the manner provided above. In the event the parties do not agree on the value of the Inventory and supplies for any Store because the parties disagree as to whether certain items are damaged, spoiled, outdated, obsolete or otherwise unsalable at normal retail prices in the ordinary course of business or as to Seller's cost thereof, the opinion of the Inventory Service shall be final and binding on the parties.

          (d) Buyer shall be given physical possession of each Store and the Business conducted thereon immediately upon completion of the taking of the inventory at such Store. Unless the Closing fails to occur (other than by reason of a breach of this Agreement by Seller), all sales made and expenses incurred after such time shall be for the account of Buyer.

          (e) The transactions contemplated hereby will be closed, and the sale and purchase of the Purchased Assets thereby consummated, on a date, selected by agreement of the parties, as soon as practical after the last of the Applicable Inventory Dates (the "Closing" or "Closing Date"), but in no event later than two (2) business days after the last of the Applicable Inventory Dates. However, the Closing shall be deemed effective as to each Store as of the time of completion of the physical inventory at such Store on such Store's Applicable Inventory Date (the "Effective Time"). This transaction shall be closed at the offices of Whyte Hirschboeck Dudek S.C., 111 East Wisconsin Avenue, Milwaukee, Wisconsin, or at such other place as the parties may mutually agree.

     6.   REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
PRINCIPAL SHAREHOLDERS.

          To induce Buyer to enter into this Agreement, Seller and the Principal Shareholders, jointly and severally, make the following representations and warranties:

          (a) Corporate Organization. Seller is a corporation duly organized and validly existing under the laws of the State of Wisconsin, all filings necessary for the maintenance of its corporate existence have been made, and there are no proceedings pending for its dissolution. Seller has all requisite corporate power and corporate authority to carry on the Business as it is now being conducted and to own and lease the properties and assets it now owns and leases.

          (b) Authorization, Validity. Seller has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Seller's stockholders and Board of Directors. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the transactions contemplated hereby, and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

          (c) Compliance. Except for any necessary consents to assignment that must be obtained, neither the execution nor delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, will result in any violation of or be in conflict with, or constitute a default under, any provision of Seller's Articles of Incorporation or By-Laws, or any contract, agreement, security agreement, pledge, document, commitment, instrument, judgment, decree, order, statute, rule or governmental regulation to which Seller or any Principal Shareholder is a party or by which they are bound, or which is applicable to Seller or any Principal Shareholder, the Purchased Assets or the Business, or give any third party any right to terminate or cancel any such contract, security agreement, pledge, document, commitment or instrument, or accelerate any obligation evidenced thereby.

          (d) Good Title. The Purchased Assets (in the case of leased assets, Seller's leasehold interests therein) are free and clear of all security interests, encumbrances, liens, mortgages, pledges, charges, conditional sale or title retention agreements and restrictions, except liens for personal property taxes not due and payable, and those security interests described in
Section 6(d) of the Disclosure Schedule for which full and complete releases will be obtained by Seller at or prior to the Closing. Except as set forth in Section 6(d) of the Disclosure Schedule, there are no currently effective Uniform Commercial Code financing statements of record covering any of the Purchased Assets.

          (e) Leases, Contracts, Etc. All material leases, subleases, maintenance agreements, service agreements and all other agreements of any nature, whether written or oral, affecting any of the Stores or the Business or the Purchased Assets ("Contracts") are listed on Section 6(e) of the Disclosure Schedule attached hereto. Said Section 6(e) of the Disclosure Schedule designates those of the Contracts that are Assigned Contracts. Buyer has been provided with access to correct and complete copies of the Assigned Contracts. Each such Assigned Contract is in full force and effect and no event has occurred which (with or without the lapse or passage of time and/or giving of notice) would constitute a default thereunder by Seller, nor, to the knowledge of the Seller or the Principal Shareholders, would constitute a default thereunder by any other party.

          (f) Inventory. The quantities and types of items comprising the Inventory are reasonable in the present circumstances of the Business and consistent with Seller's historical practices.

          (g)  Equipment.  Section  6(g) of the Disclosure
Schedule is a true, correct and complete list of all items of machinery, equipment and other personal property capitalized on Seller's books in accordance with Seller's past practices (other than Inventory and supplies, but including leasehold improvements) that are used in the Business or included among the Purchased Assets and owned or leased by Seller as of the date of such list, indicating in each case whether owned or leased; provided that some listed items may be located at a Store that is different than the Store indicated on the list. All of the assets set forth on such list (or, in the case of leased assets, the leases pursuant to which they are leased) are included among the Purchased Assets and Seller has not disposed of any such assets since the date of such list, except for dispositions of assets in the ordinary course of business, all of which, to the extent material to the Business, have been replaced. All of the tangible personal property included among the Purchased Assets (as well as any that is leased pursuant to any of the Assigned Contracts) is in good operating condition and repair (considering its age), except for ordinary wear and tear and the requirement of normal, routine maintenance, which maintenance Seller has not deferred unreasonably, and suitable and adequate for the purposes to which it is currently put in the conduct of the Business.

          (h) Financial Statements. Seller has delivered to Buyer copies of the audited financial statements of Seller for the fiscal years ended December 28, 1996, January 3, 1998 and January 2, 1999 and unaudited interim financial statements for the period ended October 2, 1999 (such financial statements, including all notes thereto, hereinafter being referred to collectively as the "Financial Statements"). The Financial Statements (i) have been prepared from and are consistent with the books and records of the Company, (ii) are complete and correct in all material respects, in accordance with generally accepted accounting principles ("GAAP"), (iii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (iv) fairly and accurately present the financial condition, results of operations and cash flows of the Company as at the dates, and for the periods, stated therein; provided, that the unaudited interim financial statements do not reflect customary year end and audit adjustments and accruals (including without limitation adjustments that would be required based on physical inventories), none of which, individually or in the aggregate, would be material to the financial condition or results of operations of Seller for the period covered thereby. Neither Seller nor either of the Principal Shareholders is making any representation or warranty regarding the future performance of the Business or the financial results of Buyer's operation of the Stores.

          (i) Absence of Certain Changes or Events. Since January 2, 1999, Seller has conducted the Business solely in the ordinary course and consistent with past practice, and, without limiting the foregoing, except as set forth in Section 6(i) of the Disclosure Schedule, (i) there has not been any material adverse change in the financial condition or operation of the Business and no event has occurred which materially and adversely affects the Business or the Purchased Assets (provided that Buyer hereby acknowledges the competitive nature of the grocery supermarket business and the significant increase in the number of entities operating grocery supermarkets in the state of Wisconsin as well as the existence of several grocery supermarkets stores in close proximity to the Stores), (ii) Seller has not waived any rights which are material to the Business, (iii) there has not been any damage, destruction or loss (whether or not covered by insurance) which singly or in the aggregate materially and adversely affects the Purchased Assets or the Business, (iv) Seller has not entered into or terminated any material agreement, lease, license or commitment which relates to the Business or the Purchased Assets, (v) Seller has not disposed of any material assets other than inventory sold in the ordinary course of business, and (vi) Seller has not made any material change in any method of accounting or accounting practice.

          (j) Litigation and Other Proceedings. Except for those matters disclosed in Section 6(j) of the Disclosure Schedule, no action, suit, proceeding or investigation before any court, arbitrator, governmental authority or instrumentality is pending against Seller or either Principal Shareholder, or to the Seller's or either Principal Shareholder's knowledge is threatened against Seller or any Principal Shareholder, which involves the Business, the Purchased Assets or the consummation by Seller of the transactions contemplated by this Agreement, and, to Seller's and the Principal Shareholders' knowledge, no valid basis exists for any such action, suit, proceeding or investigation.

          (k)  Consents and Approvals.  Except as set forth on
Section 6(k) of the Disclosure Schedule and except for the filing of notices with the appropriate authorities under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Filings") and the expiration of the waiting periods thereunder, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or agency, whether federal, state or local, is required in connection with the execution or delivery of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated hereby. Except as set forth in Section 6(k) of the Disclosure Schedule, no consent of any other entity, agency or person is required in connection with the execution or delivery of this Agreement by Seller or the consummation by Seller of any of the transactions contemplated hereby, including, without limitation, consents from any party to any Contract (whether or not an Assigned Contract) to which Seller is a party, or which is applicable to the Business or the Purchased Assets.

          (l) Taxes. Except as set forth in Section 6(l) of the Disclosure Schedule:

               (i) Seller has properly and timely filed all federal, state and local tax reports and returns required to be filed by it, and all taxes, license fees, and charges and levies of every kind, character and description (including, without limitation, those due in respect to their properties, income, franchise, occupations, licenses, sales and payrolls), as shown by such reports or returns to be due and payable, or levied, assessed or imposed on the Business or Seller through the date hereof (except for those which by their terms are not yet due and payable) have been paid. No taxing authority has asserted against Seller any claim for the assessment of any additional tax liability which has not been resolved as of the date hereof.

               (ii) There are no tax liens upon any property or assets of Seller except liens for current taxes not yet due and payable.

               (iii)     No examination or audit of any tax
     return or report of Seller is in progress or to Seller's or any Principal Shareholder's knowledge is contemplated.

          (m)  Condition of Leased Real Estate.

               (i) The structures, plants, improvements, systems and fixtures (including, without limitation, storage tanks or other impoundment vessels, whether above or below ground) located on the real estate where the Stores are located (the "Real Estate") conform in all material respects with all Federal, state and local statutes and laws and all ordinances, rules, regulations and similar governmental and regulatory requirements, and, considering their age, are in good operating condition and repair, except for ordinary wear and tear and the requirement of normal, routine maintenance, which maintenance Seller has not deferred unreasonably. Except as set forth on Section 6(m) of the Disclosure Schedule, the Real Estate, in view of the purposes for which it is currently used, conforms in all material respects with all covenants or restrictions of record and conforms in all material respects with all applicable building codes and zoning requirements, and current, valid certificates of occupancy (or equivalent governmental approvals) have been issued for the Real Estate to the extent required by law; and neither Seller nor either of the Principal Shareholders is aware of any proposed material change in any such governmental or regulatory requirements or in any such zoning requirements.
     Considering their age, all existing electrical, plumbing, fire sprinkler, lighting, cooling, refrigeration, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Estate are in good operating condition and repair, except for ordinary wear and tear and the requirement of normal, routine maintenance, which maintenance Seller has not deferred unreasonably.

               (ii) Notwithstanding subsection 6(m)(i) above: with respect to each parcel of Real Estate, Seller and the Principal Shareholders make no representation or warranty under this Section 6(m) with regard to liens, encumbrances, building and use restrictions, covenants, easements, or similar matters which are specifically disclosed in the prime lease of the parcel affected thereby; and with respect to each parcel of Real Estate other than the Neenah (Green Bay Road) Store, Seller and the Principal Shareholders make no representation or warranty under this Section 6(m) with regard to the condition of or any matters affecting such parcel with respect to which all of the following conditions are met: (A) such matter or condition existed at the time Seller's occupancy of such parcel commenced, (B) such matter or condition is not attributable to and was not caused by any act or omission of Seller, and (C) Seller and the Principal Shareholders have no knowledge of such matter or condition.

          (n) Employment Practices. None of Seller's employees is represented by any labor organization. During the five (5) years preceding the date hereof, there has not been any request by any employees of the Business for an election or certification of a union to represent them, and there does not exist, and to the Seller's and the Principal Shareholders' knowledge there is not threatened or contemplated, any strike, slow-down, picketing or work stoppage by any employees, or any lock-out by Seller of any employees. During the preceding five (5) years, Seller has not experienced any significant labor dispute. Seller is not engaged in any unfair labor practice, no unfair labor practice complaint has been asserted or is pending or, to the Seller's and the Principal Shareholders' knowledge, threatened against Seller, no grievance or arbitration proceeding is pending or, to the Seller's and the Principal Shareholders' knowledge, is threatened, and there is no claim, suit or proceeding filed or, to the Seller's and the Principal Shareholders' knowledge, threatened against Seller, alleging discrimination against any past or present Employee based on age, sex, national origin, religion or race, except as set forth in Section 6(n) of the Disclosure Schedule. Seller has complied in all material respects with all laws, statutes, rules and regulations applicable with respect to employees in every one of the jurisdictions in which it operates and/or does business. In particular, Seller has complied in all material respects with all laws, statutes, rules and regulations applicable to and/or directed at discriminatory practices (including, without limitation, discrimination based on race, age, sex or sexual preference, in particular with respect to employment, equal pay and/or discharge), labor standards and working conditions, payment of minimum wages and overtime rates, or otherwise relating to the conduct of employers with respect to its employees or potential employees, and there have been no claims made or, to the knowledge of the Seller and the Principal Shareholders, threatened thereunder against Seller arising out of, relating to or alleging any violation of any of the foregoing. Seller has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended ("INA"), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and Seller has complied in all material respects with the record-keeping and reporting provisions and anti-discrimination provisions of the INA. To the knowledge of the Seller and the Principal Shareholders, Seller is not currently employing any workers unauthorized to work.

          (o)  Environmental Matters.

               (i) Except (in the case of clauses (W) and (Y) of this sentence) for Hazardous Substances (as hereinafter defined) generated, stored, treated, manufactured, refined, handled, produced, disposed of or used by Seller in the ordinary course of its business, in compliance with the requirements of currently applicable laws, rules and regulations or otherwise in a manner which would not give rise to any liabilities or obligations under such laws, rules and regulations, (V) to the knowledge of the Seller and the Principal Shareholders there are no tanks, vessels or other containers used (or formerly used) for the storage of Hazardous Substances on or below the surface of the Real Estate and to the knowledge of the Seller and the Principal Shareholders there is no asbestos nor are there any asbestos containing materials contained in any of the buildings or structures located on the Real Estate, (W) Seller has not, and to the knowledge of the Seller and the Principal Shareholders no other party has, caused any Hazardous Substances (as that term is hereinafter defined) to be present in, on or under any of the Real Estate of such a nature or to such an extent that they could (1) have a material adverse effect on the value of such Real Estate for its present use, (2) limit the ability of Buyer to conduct the Business on such Real Estate, or (3) limit the ability of Buyer (or increase Buyer's cost) to expand, improve or renovate the buildings and structures on such Real Estate for continued use in the same business; (X) none of the Real Estate has been designated, restricted or investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of Hazardous Substances, nor do the Principal Shareholders or the Seller have any reason to believe that there is any basis for any such designation, restriction or investigation attributable to any act of Seller or, to their knowledge, of any other party; (Y) no Hazardous Substances have been generated, used, stored, treated, manufactured, refined, handled, produced or disposed of in, on or under, and no Hazardous Substances have been transported, released or disposed of at, from or to, any of the Real Estate by Seller or by any persons or agents operating under the control, direction and supervision of Seller, including, without limitation, all employees, agents and contractors of Seller, nor to the Seller's and the Principal Shareholders' knowledge, by any other party; and (Z) Seller has not received any written or oral notice, order, inquiry, investigation, environmental audit or assessment or any lien, encumbrance, decree, easement, covenant, restriction, servitude or proceeding concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from or to, any of the Real Estate.

               (ii) Neither Seller nor any Store premises nor any aspect of the manner in which the Business is or has been conducted is in material violation of, or subject to any material liabilities as a result of any past or current violations of, any existing federal, state or local law (including common law), statute, ordinance, rule or regulation of any federal, state or local governmental authority relating to occupational health and safety or relating to pollution or protection of the environment, including, without limitation, statutes, laws, ordinances, rules and regulations relating to the emission, generation, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, "Environmental Laws"), and, to the Seller's and the Principal Shareholders' knowledge, no expenditures are required in connection with the operation of the Business as presently conducted in order to bring the Business into compliance with any such Environmental Laws.

               (iii)     Notwithstanding subsections 6(n)(i) and
     (ii) above, with respect to each parcel of Real Estate other than the Neenah (Green Bay Road) Store, Seller and the Principal Shareholders make no representation or warranty under this Section 6(n) with respect to any matter or condition described in the preceding paragraphs (i) and (ii) affecting such parcel, with respect to which all of the following conditions are met: (A) such matter or condition existed at the time Seller's occupancy of such parcel commenced, (B) such matter or condition is not attributable to and was not caused by any act or omission of Seller, and
     (C) Seller and the Principal Shareholders have no knowledge of such matter or condition.

               (iv) For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, waste or other material, other than products offered for sale in the Stores in the forms and quantities in which they are so offered for sale, whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect is either: (a) regulated or monitored by any governmental authority or (b) defined or listed in, or otherwise classified pursuant to, any statute, law, ordinance, rule or regulation applicable to the Real Estate or the Business as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes" or "toxic substances". Hazardous Substances shall include, but not be limited to, (a)(A) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, (B) any "regulated substance" as defined in the Solid Waste Disposal Act or (C) any substance subject to regulation pursuant to the Toxic Substances Control Act, as such laws are now in effect or may be amended through the Effective Time and any rule, regulation or administrative or judicial policy statement, guideline, order or decision under such laws, (b) petroleum and refined petroleum products, (c) asbestos, asbestos-containing products, and presumed asbestos-containing material (as defined in 29 CFR 1910.1001(b), (d) flammable explosives, (e) radioactive materials, (f) radon, (g) polychlorinated biphenyls, whether contained or not, and (h) any other substance that is regulated or classified as hazardous or toxic under any federal, state or local law, statute, ordinance, rule or regulation.

          (p) All Necessary Assets. Except for the Excluded Assets, the Purchased Assets comprise all of the assets, properties and rights (including, without limitation, intellectual property rights and any data processing equipment, software and/or data files located at the corporate offices of Seller) required to operate the Business in the manner in which it has heretofore been operated by Seller.

          (q) Compliance with Laws. Seller has complied in all material respects with all applicable foreign or domestic laws and statutes and all ordinances, codes, rules, regulations, judgments, orders, injunctions, writs or decrees of any Federal, state, local or foreign court or any governmental body or agency thereof to which Seller is subject or which are applicable to or otherwise affect the operations, Business or assets of Seller, including, without limitation, rules or regulations of the Food and Drug Administration and similar state, local and foreign agencies (including, without limitation, all product labeling requirements thereof). Neither Seller nor either of the Principal Shareholders has any knowledge of any inquiry, investigation or proceeding relating thereto.

          (r) Permits and Licenses. Seller has in force and effect, and has complied with all of the conditions and requirements imposed by, all material permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its Business as currently conducted ("Licenses and Permits"). Section 6(r) of the Disclosure Schedule contains a list by each Store location of all Licenses and Permits currently used in the Business or required for the conduct of the Business as currently conducted. Neither Seller nor either of the Principal Shareholders has received any notice of, nor has any knowledge of, any intention on the part of any appropriate authority to cancel, revoke or modify, or any inquiries, proceedings or investigations the purpose or possible outcome of which is the cancellation, revocation or modification of any such material permit, license, exemption, consent, authorization or approval.

          (s) Patents, Trademarks, Etc. Seller uses the trade names and trademarks set forth on Section 6(s) of the Disclosure Schedule (collectively, the "Intangible Rights"), in the operation of the Business. To the Seller's and the Principal Shareholders' knowledge, no aspect of the Seller's Business (including, without limitation, Seller's use of the Intangible Rights) conflicts with any intellectual property or similar rights of others. There are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning, the Intangible Rights. To the knowledge of Seller and the Principal Shareholders, there is no material infringement or violation by any other person of Seller's rights in any of the Intangible Rights. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any trademarks or trade names of other parties attached to or forming a part of the merchandise offered for sale by Seller.

          (t) Brokers' Fees. Except for commissions due to KPMG Peat Marwick, LLP (which commissions will be paid by Seller and against which Seller will indemnify Buyer) Seller and the shareholders of Seller have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (u) Transactions with Related Parties. Section 6(u) of the Disclosure Schedule contains an accurate and complete list of all agreements, arrangements and understandings relating to the provision of services (other than services as an employee on normal, arms-length terms), use or transfer or property or assets, or outstanding indebtedness which are currently in effect or which were in effect or occurred at any time after January 1, 1996 between the Seller and any of the following (each, a "Related Party"): (i) each person who is now or at the time in question was a shareholder, director or officer of Seller; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews or first cousins of any person described in (i) (collectively, "near relatives");
(iii) any trust for the benefit of any person described in (i) or any of their respective near relatives; and (iv) any corporation, partnership, joint venture or other entity owned or controlled by any person described in (i) or any of their respective near relatives.

          (v) Year 2000 Compliance. Except to the extent disclosed on Section 6(e) of the Disclosure Schedule, to the Seller's and the Principal Shareholders' knowledge, all devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology that are included in the Purchased Assets (the "Systems") are "Year 2000 Compliant." "Year 2000 Compliant" means, with respect to any System or Systems, that such System or Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century, in each case to any extent that could result in a material disruption of any aspect of the Business.

          (w) Computer Software. No computer programs or software used by Seller in the conduct of the Business and material to the conduct of the Business have been written or designed or materially modified specifically for Seller. All computer software used by Seller or installed on any computers owned or used by Seller is either (i) owned by Seller or (ii) used pursuant to valid and effective licenses from the owners thereof. Seller is not in breach or default under any of such licenses, and has not received any notice suggesting or alleging that any such breach or default has occurred or that Seller is using or has used any computer software without an appropriate license therefor.

          (x) Knowledge of Seller and Principal Shareholders. For those warranties and representations set forth in this
Section 6 which are qualified by reference to the Seller's and or the Principal Shareholders' "awareness" or "knowledge," the Seller and the Principal Shareholders shall be deemed to have knowledge and be aware of (i) any matter, fact, or thing that is, as of the date hereof or the Closing Date, actually known to any Principal Shareholder or to any officer or director of the Seller; and (ii) any matter, fact or thing which reasonably should be known by any Principal Shareholder after "due inquiry" by such Principal Shareholder, taking into account any and all roles or positions which such Principal Shareholder may hold with the Seller and any and all duties and responsibilities he or she may have vis-a-vis the Seller and its business. For this purpose, "due inquiry" shall include a review of the accounting and financial records and books of account of the Seller; a review of the Seller's regularly maintained files and records relating to its assets, liabilities, and business; a review of the minute books and stock records of the Seller; a visual inspection of the Seller's Real Property and tangible personal property; and an inquiry of the managers of Seller's departments of Information Services, Human Resources, Finance and Operations, and Seller's Maintenance and Repair Support Specialist, Director of Meat, Director of Perishables, Director of Marketing and Advertising, Grocery Store Specialist, and Seller's principal law firm and outside auditing firm.

     7. REPRESENTATIONS AND WARRANTIES OF BUYER AND ROUNDY'S. To induce Seller and the Principal Shareholders to enter into this Agreement, Buyer and Roundy's, jointly and severally, make the following representations, warranties and agreements:

          (a) Corporate Organization. Buyer and Roundy's are each corporations duly organized and validly existing under the laws of the State of Wisconsin, all filings necessary for the maintenance of their corporate existence have been made, and there are no proceedings pending for their dissolution. Buyer and Roundy's have all requisite corporate power and corporate authority to carry on their businesses as they are now being conducted and to own and lease the properties and assets they now own and lease.

          (b) Authorization; Validity. Buyer and Roundy's each have all requisite corporate power and authority to enter into this Agreement and to carry out their obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by their Boards of Directors. No other corporate proceedings on the part of Buyer or Roundy's are necessary to authorize this Agreement or the transactions contemplated hereby and this Agreement constitutes the valid and legally binding obligation of Buyer and Roundy's, enforceable in accordance with its terms.

          (c) Compliance. Neither the execution nor delivery of this Agreement by Buyer or Roundy's nor the consummation by Buyer or Roundy's of the transactions contemplated hereby, will result in any violation of or be in conflict with, or constitute a default under, any provision of Buyer or Roundy's Articles of Incorporation or By-Laws, or any contract, agreement, security agreement, pledge, document, commitment, instrument, judgment, decree, order, statute, rule or governmental regulation to which Buyer or Roundy's is a party or by which either is bound, or which is applicable to Buyer or Roundy's, or give any third party any right to terminate or cancel any such contract, security agreement, pledge, document, commitment or instrument, or accelerate any obligation evidenced thereby.

          (d) Litigation. There are no lawsuits, claims or other proceedings pending or threatened against Buyer or Roundy's which would adversely affect Buyer's or Roundy's ability to perform their obligations hereunder.

          (e) Consents and Approvals. Except for the filing of notices with the appropriate authorities under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Filings") and the expiration of the waiting period thereunder, no consent approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or agency, whether federal, state or local, is required in connection with the execution or delivery of this Agreement by Buyer and Roundy's or the consummation by Buyer or Roundy's of any of the transactions contemplated hereby. No consent of any other entity, agency or person is required in connection with the execution or delivery of this Agreement by Buyer and Roundy's or the consummation by Buyer and Roundy's of any of the transactions contemplated hereby.

          (f) Brokers' Fees. Buyer and Roundy's have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or the Principal
Shareholders could become liable or obligated.

          (g) Resale. Buyer is purchasing the Inventory for resale.

     8. CONDUCT OF BUSINESS PRIOR TO CLOSING. Seller and the Principal Shareholders, jointly and severally covenant that from the date of this Agreement through the Effective Time, except with the prior written consent of Buyer or as otherwise specifically provided for by this Agreement, Seller shall:

          (a) carry on the Business in the normal and ordinary course in a manner consistent with the manner in which the Business has heretofore been conducted (including but not limited to maintaining the Stores and all leasehold improvements and equipment contained therein in good condition, repair and working order);

          (b) not enter into any material contract (other than for purchases of inventory and supplies in the usual and ordinary course of business upon terms consistent with past practices);

          (c) not encumber any of the Purchased Assets (except for encumbrances that will be released at or prior to Closing) or enter into any transaction or make any commitment relating to the Purchased Assets or the Business, other than in the usual and ordinary course of business;

          (d) not hire any additional employees (except in the ordinary course of business and consistent with past practices) or grant any increase in the salaries or rates of pay of any employee (except for normal periodic merit or seniority increases under existing agreements or established policies and practices of Seller and consistent in amount and timing with Seller's prior practices), establish any new retirement or fringe benefit plan or grant any increase in benefits under any existing plan;

          (e) maintain all of its property, casualty, liability and other insurance in effect as of the date hereof; and

          (f) promptly pay when and as due all taxes, license fees, charges, franchises and contributions required to be paid by Seller to governmental agencies or taxing authorities, with respect to the operation of the Business.

     9.   COVENANTS OF BUYER AND ROUNDY'S

          (a) Resale Certificate. Buyer shall provide to Seller at or before the Effective Time, a properly completed resale certificate, in a form acceptable to Seller's counsel, with respect to the Inventory.

          (b) Applications for Permits and Licenses. In a timely and expeditious manner, Buyer shall make all necessary filings and applications and take all other appropriate steps to obtain the permits, licenses, consents, approvals and the like necessary for operation of the Business, as contemplated by
Section 10(g) below.

          (c)  Operation of Stores.  From and after the Effective
Time though Closing, Buyer and Roundy's shall:

               (i) with respect to each Store of which they have possession, operate said Store in the normal and ordinary course in a manner consistent with the manner in which the Business has heretofore been conducted (including, without limitation, maintaining said Stores, all leasehold improvements and the Equipment contained therein and adequate levels of inventory);

               (ii) not enter into any material contract (other than for purchases of inventory or services in the usual and ordinary course of business upon terms consistent with past practices);

               (iii)     not encumber or sell any of the assets
     at the Stores (other than sales of inventory in the ordinary course of business consistent with past practice);

               (iv) maintain adequate property, casualty, liability and other appropriate insurance coverage in amounts consistent with Seller's past practice; and

               (v) promptly pay when due all taxes, license fees, charges, franchises and contributions required to be paid to governmental agencies or taxing authorities in connection with the Stores and between the Effective Time and Closing.

     10. CONDITIONS TO OBLIGATIONS OF BUYER AND ROUNDY'S. Buyer and Roundy's obligation to purchase the Purchased Assets under this Agreement shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

          (a) Representations and Warranties True. Each and every representation and warranty of Seller and the Principal Shareholders contained in Section 6 hereof, and in each certificate and other document delivered or to be delivered by Seller or its representatives pursuant hereto or in connection with the transactions contemplated hereby, shall be true and accurate in all material respects as of the date when made and as of the Effective Time and the Closing Date (except to the extent the inaccuracy of any such representation or warranty is attributable solely to acts or omissions of Buyer in its conduct of the Business between the Effective Time and the Closing Date), as though such representation and warranty were made by Seller and the Principal Shareholders at the Effective Time and at the Closing Date.

          (b)  Performance.  Seller and the Principal
Shareholders shall have performed and complied in all material respects with each and every covenant, obligation and condition required by this Agreement to be performed or complied with by them at or prior to the Closing.

          (c) No Proceedings or Litigation. As of the Closing, no suit, action, investigation, inquiry or other proceeding by or before any court or governmental body or other regulatory or administrative agency or commission shall be threatened, instituted or pending which questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby.

          (d) No Injunction. As of the Closing, there shall not be any effective injunction, writ, preliminary restraining order or any order of any nature issued by a court, governmental or regulatory agency directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any condition on the consummation of any of the transactions contemplated hereby.

          (e) No Material Adverse Change. There shall have been no material adverse change in the financial condition, results of operations, cash flows, assets, liabilities, business or operations of the Seller during the period between January 2, 1999 and the last Applicable Inventory Date, except for such changes as are attributable solely to acts or omissions of Buyer after each Store's Applicable Inventory Date. For this purpose, any failure of the Seller's systems, or those of any third party with which the Seller's systems interacts, to be Year 2000 Compliant (as defined in Section 6(v)) in any material respect will constitute such a material adverse change, regardless of whether such noncompliance or potential noncompliance is disclosed on the Disclosure Schedule.

          (f) Consents, Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the sale and transfer of the Purchased Assets to the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained or made in form and substance reasonably satisfactory to the Buyer and its counsel and shall be effective at and as of the Closing Date, including without limitation, the expiration of the waiting periods under the HSR Filings.

          (g) Permits, Licenses. Buyer shall have received all necessary permits, licenses, consents, approvals and the like from third parties and governmental and administrative agencies necessary for Buyer's conduct of the Business as presently conducted.

          (h) Estoppel Certificate. Buyer shall have received an estoppel certificate in form and substance satisfactory to Buyer in its reasonable discretion from the landlord under the lease for the Store located on Green Bay Road in Neenah, Wisconsin (the "Estoppel Certificate").

          (i) Termination and Release Agreement. Roundy's, Seller and the shareholders of Seller shall have entered into an agreement among them, in form and substance satisfactory to them and their respective counsel, whereby all agreements (including the "Pick `N Save" trademark license and supply agreements) entered into between the parties (or their affiliates) prior to the date hereof (the "Existing Agreements") are terminated and the parties mutually release each other from and against any and all claims, demands, causes of action, liabilities, costs, expenses, or obligations (other than those arising out of this Agreement) that any party may have against any other arising out of or relating to the Existing Agreements or the business relationships existing between the parties (the "Termination and Release Agreement"). The Termination and Release Agreement will not apply to the obligation of any party to pay any amount due to the other party in the ordinary course of business and relating to the purchase of merchandise by Seller from Roundy's or its affiliates, including, by way of example, the purchase price of merchandise purchased by Seller; rebates, discounts and allowances due Seller by Roundy's; patronage dividends; "We Care" payments; and similar matters.

          (j) Conversion of Stock. The Class A Voting Stock of Roundy's held by Seller (and the Voting Trust Certificates issued in respect thereof under the Roundy's, Inc. Voting Trust) shall have been canceled, and an equal number of new shares of Roundy's Class B Stock shall have been issued in exchange therefor.

          (k) Benefit of Stop Loss Policy. Buyer shall have had extended to it the benefit of the "Stop Loss Policy" with respect to "Post-Closing Claims" under the "Buyer's Health and Dental Plan" (as those terms are defined in Section 15(b)), the form and manner in which the same is effected and the coverage afforded to Buyer thereunder to be consistent with the provisions of Section 15(b) and satisfactory to Buyer and its counsel;

          (l) Employee Census Data. Seller shall have delivered to Buyer, at least two weeks prior to Closing, a list by each Store location of all of Seller's employees, both full and part time, including their respective wages or salaries, and any other employee related information that Buyer may reasonably request for the purpose of entering the Transferred Employees into Buyer's payroll system, complying with applicable employment and employment tax laws and regulations, and similar purposes;

          (m) Deliveries at or Prior to Closing. Seller shall have delivered or caused to be delivered to Buyer the following at or prior to the Closing, all in form reasonably satisfactory to Buyer's counsel:

               (i) Copies of resolutions of Seller's Board of Directors and its shareholders authorizing the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, and authorizing Seller's officers, employees and agents to carry out and perform the terms and provisions hereof, certified by the corporate secretary of Seller.

               (ii) a closing certificate from the President or a Vice President of Seller certifying the fulfillment of the conditions set forth in this Section.

               (iii) a legal opinion from Seller's counsel in substantially the form attached hereto as Exhibit
     10(m)(iii).

               (iv) a certificate of status of Seller issued by the Department of Financial Institutions of the State of Wisconsin, dated not more than ten (10) days prior to the Closing Date.

               (v) Documents in form and substance satisfactory to Buyer to amend Seller's Articles of Incorporation to eliminate from Seller's corporate name the words "Ultra Mart" and any other words or terms confusingly similar thereto.

               (vi) The written consents of all parties that are required for the assignment by Seller to Buyer of the Assigned Contracts (including without limitation the consent of the lessor under the lease of the Store site on Green Bay Road in Neenah); provided that, if with respect to any Assigned Contract, Buyer waives the receipt of any such consent and agrees to proceed with the Closing in the absence thereof, then Buyer shall indemnify Seller for any liabilities arising under such Assigned Contract due to the failure to obtain such waived consent.

               (vii)     The Fox Point Sublease Agreement, duly
     executed by Seller and Robert A. Farrell.

               (viii) All other instruments and documents required by this Agreement to be delivered by Seller or the Principal Shareholders to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request not inconsistent with the provisions hereof so as to effectively transfer to Buyer all of Seller's right, title and interest in and to the Purchased Assets as provided by this Agreement, including, without limitation:

                                        (A)  a warranty bill of
                         sale for the Purchased Assets;
                                        (B)  an assignment of the
                         Assigned Contracts;

                                        (C)  assignments of the
                         Intellectual Property;

                                        (D)  certificates of
                         title to any motor vehicles constituting
                         Purchased Assets.

     11. CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller and the Principal Shareholders under this Agreement (other than those contained in Section 8) to be performed at or before the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Seller:

          (a) Representations and Warranties True. Each and every representation and warranty of Buyer and Roundy's contained in Section 7 hereof, and in each certificate and other document delivered or to be delivered by Buyer or Roundy's or its representatives pursuant hereto or in connection with the transactions contemplated hereby, shall be true and accurate in all material respects as of the date when made and as of the Closing Date as though such representation and warranty were made by Buyer and Roundy's on the Closing Date.

          (b) Performance. Buyer and Roundy's shall have performed and complied in all material respects with each and every covenant, obligation and condition required by this Agreement to be performed or complied with by them at or prior to the Closing.

          (c) No Proceedings or Litigation. As of the Closing, no suit, action, investigation, inquiry or other proceeding by or before any court or governmental body or other regulatory or administrative agency or commission shall be threatened, instituted or pending which questions the validity or legality of this Agreement or the consummation of the transactions contemplated hereby.

          (d) No Injunction. As of the Closing, there shall not be any effective injunction, writ, preliminary restraining order or any order of any nature issued by a court, governmental or regulatory agency directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any condition on the consummation of any of the transactions contemplated hereby.

          (e) Consents, Approvals, Permits, Etc. All consents, authorizations, approvals, exemptions, licenses or permits of, or registrations, qualifications, declarations or filings with, any governmental body or agency thereof that are required in connection with the sale and transfer of the Purchased Assets to the Buyer pursuant to this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained or made in form and substance reasonably satisfactory to the Seller and its counsel and shall be effective at and as of the Closing Date, including without limitation, the expiration of the waiting periods under the HSR Filings.
          (f) Deliveries at Closing. Buyer shall have delivered to Seller at the Closing:

               (i) that portion of the Purchase Price payable at the Closing, net of the Sublease Obligations Holdback and the Health Insurance Holdback;

               (ii) the Termination and Release Agreement and the Fox Point Sublease Agreement, duly executed by Buyer and
     Roundy's, as appropriate;

               (iii) a closing certificate from the President or a Vice President of Buyer and Roundy's certifying the fulfillment of the conditions set forth in this Section 11;
     and

               (iv) a legal opinion from Roundy's counsel in substantially the form attached hereto as Exhibit 11(f)(iv).

     12.  PRORATIONS and ACCRUALS.

          (a) Personal property taxes applicable to the Purchased Assets for the year (or other period) in which the Effective Time occurs shall be prorated as of the Effective Time on the basis of the personal property tax bills for the year 1999. Utility charges for the billing periods in which the Closing occurs will be apportioned between Buyer and Seller based on actual meter readings as of the Effective Time.

          (b) Buyer will be entitled to a credit against the Purchase Price for the amount of all accrued but unpaid vacation pay due as of the Effective Time to those employees of the Stores that accept Buyer's offer of employment ("Transferred Employees"). For purposes of this Section 12(b), accrued employee vacation pay for which Buyer will be entitled to a credit will include that which each Transferred Employee has earned but not used as of the Effective Time ("Earned Vacation Pay"), as well as a pro-rata portion of that which each Transferred Employee has accrued through the Effective Time, even though the employee may not be entitled thereto unless he or she would have remained employed by Seller for some additional time after the Effective Time ("Accruing Vacation Pay"). For purposes of this Section 12(b), the amount of Accruing Vacation Pay will be reduced to reflect the amount thereof that would reasonably be expected to be forfeited by Transferred Employees on account of the termination of their employment before such Accruing Vacation Pay has been earned, based on the Company's past experience. If, notwithstanding Buyer's assumption of the Assumed Employee Accruals, Seller is required to (and does) pay any amount included therein for which Buyer received a credit as provided in this Section 12(b), and as a result Buyer is relieved of any obligation to pay such amount, then Buyer will reimburse Seller for the amount Buyer would otherwise have been obligated to pay.

          (c) All costs, charges or prepayments paid or payable by or to Seller under any Assigned Contracts will be prorated as of the Applicable Inventory Date.
          (d) Rent, percentage rent, tenant's shares of real estate taxes, common area maintenance expenses and other payments payable by Seller under the leases and subleases for the Real Estate ("Store Leases"), except to the extent the same are settled through the Sublease Obligations Holdback as provided in
Section 2(c) above, shall be prorated as of the Effective Time based on actual amounts incurred or assessed for the year 1999. With respect to time periods between December 31, 1999 and the Effective Time, such prorations will be determined on the basis of actual amounts incurred or assessed for the year 1999, and will not be adjusted after the Closing Date to reflect actual amounts incurred or assessed for periods after December 31, 1999.

     13.  NONCOMPETITION.

          (a) Seller and Principal Shareholder Robert A. Farrell ("Farrell") hereby covenant and agree with Buyer and Roundy's that for the five (5) year period following the Closing, they will not, directly or indirectly, as a principal, agent, owner, employee, trustee, beneficiary, distributor, partner, co-venturer, officer, director, shareholder or in any other capacity, engage, own, operate, manage, join, finance, control or participate in the ownership, management, operation or control of, or be paid or employed by or acquire any securities of, or otherwise become associated with or provide assistance to any entity, business, activity or enterprise (other than as a 5% or less shareholder of a publicly held corporation) which is engaged within the state of Wisconsin in the business of operating one or more retail grocery supermarkets ("Competing Business").

          (b) Principal Shareholder Scott A. Sylla ("Sylla") hereby covenants and agrees with Buyer and Roundy's that for the five (5) year period following the Closing, he will not, directly or indirectly, own or have any financial or equity interest in (other than as a 5% or less shareholder either (i) of a publicly held corporation or (ii) through employee stock options, stock purchase plans or similar arrangement), or control as a principal, owner, trustee, beneficiary, partner, co-venturer or shareholder, or acquire securities of any Competing Business.

          (c) Seller and Farrell and Sylla acknowledge and agree that the restrictions set forth in this Section 13 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of Buyer and Roundy's. In the event that any provision of this Section 13 is determined to be invalid by any court of competent jurisdiction, the provisions of this Section 13 shall be deemed to have been amended and the parties agree to execute any documents and take whatever action is necessary to evidence such amendment, so as to eliminate or modify any such invalid provision and to carry out the intent of this Section 13 so as to render the terms of this Section 13 enforceable in all respects as so modified.

          (d) Seller and Farrell and Sylla acknowledge and agree that irreparable injury may result to Buyer and Roundy's in the event Seller or Farrell or Sylla breaches any covenant contained in this Section 13, and that the remedy at law for the breach of any such covenant will be inadequate. Therefore, if Seller or Farrell or Sylla engages or threatens to engage in any act in violation of the provisions of this Section 13, Buyer and Roundy's shall be entitled, in addition to such other remedies as may be available to it at law or under this Agreement, to injunctive relief to enforce the provisions of this Section 13.

     14.  FURTHER ASSURANCES; BOOKS AND RECORDS.

          (a) From time to time after the Closing, Seller shall, without cost to Buyer, execute and deliver to or cause to be executed and delivered to Buyer such other and further transfer documents and instruments, and take such other action as Buyer may reasonably request to carry out more effectively the sale of the Purchased Assets contemplated by this Agreement and to protect Buyer's right, title and interest in and enjoyment of the Purchased Assets and the Business.

          (b) Following the Closing, for a period of five (5) years, Seller will preserve those of its books, records, files and other materials which are not part of the Purchased Assets hereunder but that relate to the operation of the Stores and/or the Purchased Assets, and will make the same available to Buyer, during reasonable times and upon reasonable advance notice, for Buyer's inspection and copying (at Buyer's cost), for purposes reasonably related to Buyer's operation of the Business and/or ownership of the Purchased Assets.

     15.  EMPLOYEES.

          (a) Termination by Seller and Hiring By Buyer. Seller shall terminate all of the employees employed by it at the Stores immediately prior to the Effective Time. Buyer will offer reasonably equivalent employment to substantially all of the store level employees of Seller at each Store ("Store Employees"). For purposes of this Agreement, the phrase "substantially all" and "affected employees" are defined as provided in Section 109.07 of the Wisconsin Statutes and the regulations thereunder. Buyer shall offer employment to a sufficient number of Store Employees so as to ensure that (assuming all such offers of employment are accepted, and further assuming that no employees of Seller who are not Store Employees lose their employment with Seller) a notice is not required to be given under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et. seq. (the "WARN Act"). Seller acknowledges that Buyer intends to hire only a limited number of the corporate office employees and other non-store level employees of Seller, and agrees that Seller will be solely responsible for (and indemnify Buyer against) any liability under any plant closing or similar law (including the federal WARN Act and its Wisconsin counterpart) that may arise as a result of the failure of Buyer to hire any such corporate office or non-store level employees or the termination of their employment by Seller. The employees of Seller hired by Buyer as of the Effective Time are referred to herein as "Transferred Employees."

          (b) Self-Insured Health Insurance. Seller maintains a self-insured health insurance plan and a self-insured dental insurance plan for certain of its employees (the "Seller's Health and Dental Plan"), the health insurance plan being administered by PrimeCare and the dental insurance plan being administered by Delta Dental (PrimeCare and Delta Dental being collectively referred to as the "TPA"). Seller also maintains excess loss insurance coverage in connection with the Seller's Health and Dental Plan through PrimeCare (the "Stop Loss Policy").

               (i) Seller will retain liability to its covered employees and to the TPA under the Seller's Health and Dental Plan for all claims incurred by Seller's employees pursuant to Seller's Health and Dental Plan (whether or not reported, including claims reported but not fully paid) prior to the Effective Time ("Pre-Closing Claims"), and Buyer will not assume any liability of Seller whatsoever (to its employees, to the TPA, or otherwise) in respect of any Pre-Closing Claims. For this purpose a claim will be deemed to have been "incurred" on the date on which the service provider has provided to the insured the services for which the reimbursement is sought by the insured, except that in the case of an insured who is hospitalized on an inpatient basis all claims for hospital charges incurred in connection with such hospitalization and until the insured's discharge will be deemed to have been incurred on the date such hospitalization commenced (it being the parties intent that with regard to the characterization of any claim as a "Pre-Closing Claim" or a "Post-Closing Claim" (as hereinafter defined), the matter will be resolved by reference to the practices and customs employed by the health insurance industry in the case of changes in an insured's coverage from one insurer to another).

               (ii) To facilitate uninterrupted health and dental insurance coverage for the Transferred Employees, it is Buyer's intention to implement and maintain a self-insured health insurance plan and a self-insured dental insurance plan for the Transferred Employees who participate in Seller's Health and Dental Plan on terms and conditions substantially identical to the Seller's Health and Dental Plan (the "Buyer's Health and Dental Plan"), and to have the Buyer's Health and Dental Plan administered by the TPA. Deductible and co-pay obligations (if any) of the Transferred Employees for the year in which the Effective Time occurs will be treated under the Seller's Health and Dental Plan and the Buyer's Health and Dental Plan as though the two plans were a single plan. Buyer will have the benefit of the Stop Loss Policy with respect to claims incurred by Transferred Employees after the Effective Time, and prior to the Closing Date Seller and Buyer will cooperate in taking such actions as are necessary or appropriate, and as may be required by the TPA, to extend the benefit of the Stop Loss Policy to Buyer with respect to Post-Closing Claims. Premiums on the Stop Loss Policy for periods after the Effective Time will be paid by Buyer; provided that Seller will reimburse Buyer for an allocable portion of the premium attributable to any employees or former employees of Seller other than Transferred Employees with respect to whom the Stop Loss Policy continues to afford coverage. There will be no waiting period for Transferred Employees to participate in Buyer's Health and Dental Plan, nor will coverage thereunder be excluded on the ground that any otherwise-covered condition is a preexisting condition of a Transferred Employee.

               (iii)     With respect to claims incurred by
     Transferred Employees after the Effective Time ("Post-Closing Claims"), Buyer and Seller will instruct the TPA to seek payment and/or reimbursement from Buyer and not from Seller. In any event, Seller will have no liability in respect of such Post-Closing Claims, and Buyer will hold Seller harmless from any such liability (to the TPA or to any employee).

               (iv) Subject to the following paragraph (v), Buyer will have no liability (to the TPA or to any employee) in respect of any Pre-Closing Claims, and Seller will hold
     Buyer harmless from any such liability.

               (v) Solely to facilitate the settlement of Pre-Closing Claims with the TPA, Buyer will act as Seller's agent after the Closing Date in making payments to the TPA for any Pre-Closing Claims to the extent such claims are to be paid pursuant to the terms of the Seller's Health and Dental Plan, and will authorize the TPA to seek such payments directly from Buyer. In consideration thereof, Buyer will be entitled to a credit against that portion of the Purchase Price otherwise due at the Closing for the amount accrued or reserved on Seller's books as of the Effective Time for incurred but not reported and reported but not paid Pre-Closing Claims (such amount to be determined on a consistent basis in the manner heretofore employed by Seller in recording such accrual or reserve) (the "Health Insurance Holdback"). Buyer will not be required to investigate or inquire as to the propriety or appropriateness of any Pre-Closing Claim submitted to it for payment as Seller's agent, but rather may rely solely on the advice of the TPA that all Pre-Closing Claims for which the TPA requests reimbursement are properly payable under the Seller's Health and Dental Plan. Any questions or controversies that may arise regarding the propriety or appropriateness of any such Pre-Closing Claim will be resolved solely between Seller, the TPA, and the employee in question, and Seller will indemnify and hold the Buyer harmless from any liability it may incur in connection with any such controversy (including, without limitation, any costs incurred by Buyer in participating in or defending any action or proceeding to which it may be made a party).

               (vi) All amounts paid by Buyer in respect of Pre-Closing Claims in the manner provided in the preceding paragraph ("Buyer Payments") will be charged against the Health Insurance Holdback, and Buyer will provide Seller with an accounting thereof at reasonable intervals, and in any event no less often than once each calendar quarter. Following the expiration of one year after the Closing Date (or, if later, after all Pre-Closing Claims have been fully paid), Buyer will provide Seller with a final accounting of all Buyer Payments, and the difference between the total of the Buyer Payments and the Health Insurance Holdback will be paid by Seller to Buyer, or by Buyer to Seller, as appropriate; provided, that if the total Buyer Payments exceed the Health Insurance Holdback prior to the expiration of such one year period, Seller will pay such excess, together with an estimate of the amount of the total remaining Buyer Payments expected to be incurred with respect to all then outstanding Pre-Closing Claims, to Buyer upon Buyer's request.

               (vii)     Nothing herein shall be deemed an
     assumption by Buyer of any liability of Seller (to its employees or former employees, to the TPA or otherwise) under or relating to Seller's Health and Dental Plan, it being acknowledged that with respect to the payment of Pre-Closing Claims as provided in the preceding paragraph, Buyer is acting solely as Seller's agent for the convenience of Seller and the TPA.

               (viii) Nothing in this Agreement is intended to impose on Buyer any obligation to maintain the Buyer's Health and Dental Plan, or any terms, features or provisions thereof, for any period of time following the Closing Date, and Buyer retains the sole and absolute discretion to discontinue, amend, modify, or replace the Buyer's Health and Dental Plan at any time and from time to time.

          (c) Insured Health Insurance. For those Transferred Employees who do not participate in Seller's Health and Dental Plan, but instead are insured by Seller under an insured health plan, Buyer will provide reasonably equivalent health insurance coverage effective immediately upon the commencement of their employment by Buyer, with no waiting period nor any exclusions from coverage for otherwise-covered conditions that are preexisting.

     16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY.

          (a) Survival. All representations and warranties of a party contained in this Agreement or in any certificate or other document delivered pursuant hereto shall survive the Closing Date (regardless of any investigation by the other party to this Agreement) for a period of two (2) years following the Closing, except for the representations and warranties contained in Subsections 6(a), (b), (c), (d), (k) and Subsections 7(a), (b)
(c) and (e) which shall survive indefinitely, and those contained in Subsection 6(l) which shall survive until the expiration of the applicable statutes of limitations (the period of survival of any representation or warranty being referred to as its "Survival Period").

          (b) General. From and after the Closing, the parties shall indemnify each other as provided in this Section 16. The party seeking indemnification is sometimes referred to herein as the "Indemnified Party" and the party from which indemnification is sought is sometimes referred to as the "Indemnifying Party." The remedies provided in this Section 16 shall be the exclusive remedy of the parties with respect to any breach of any provision of this Agreement (except as provided in Section 13).

          (c)  Seller's and Principal Shareholders'
Indemnification Covenants. It being acknowledged that although the Principal Shareholders only own approximately eighty one percent (81%) of Seller's outstanding stock, the Principal Shareholders and Seller, jointly and severally, will indemnify Buyer and Roundy's and their affiliates and hold them harmless from and against one hundred percent (100%) of any and all liabilities, demands, claims, suits, proceedings, actions or causes of action, assessments, losses, penalties, costs, damages and expenses, including reasonable attorneys' and expert witness fees (collectively, "Damages"), sustained or incurred by Buyer or Roundy's or their affiliates as a result of, arising out of or incidental to:

               (i)  any breach or inaccuracy of any
     representation or warranty made by Seller or either
     Principal Shareholder in this Agreement or in any certificate or other document or instrument delivered by Seller or either Principal Shareholder to Buyer or Roundy's in connection with the transactions contemplated hereby;

               (ii) any failure of Seller or either Principal Shareholder to comply with, or any breach or nonfulfillment by Seller or either Principal Shareholder of, any covenant of Seller or the Principal Shareholders set forth in this Agreement or in any certificate or other document or instrument delivered by Seller or either Principal Shareholder to Buyer or Roundy's in connection with the transactions contemplated hereby;

               (iii)     any failure of Seller or either
     Principal Shareholder to timely pay, perform or discharge when due any liability or obligation of Seller (including, without limitation, any tax liabilities including sales and withholding tax liabilities (whether or not the representation and warranty contained in Section 6(l) hereof is breached)), except for the Contract Liabilities and Assumed Employee Accruals expressly assumed by Buyer hereunder;

               (iv) any failure of Seller to comply with the requirements of any bulk sales or bulk transfer law; and

               (v) any act or omission of Seller occurring prior to the Effective Time, including, without limitation, any liability for any infringement of the intellectual property rights of others by Seller or by any of Seller's Intangible Rights, to the extent such liability relates to time periods prior to the Effective Time (whether or not the representation and warranty contained in Section 6(s) hereof is breached).

          (d) Buyer's Indemnification Covenants. Buyer and Roundy's, jointly and severally, will indemnify Seller and the Principal Shareholders for and hold them harmless from and against any and all liabilities, demands, claims, suits, proceedings, actions or causes of action, assessments, losses, penalties, costs, damages and expenses, including reasonable attorneys' and expert witness fees (collectively, "Damages"), sustained or incurred by Seller or the Principal Shareholders as a result of, arising out of or incidental to:

               (i)  any breach or inaccuracy of any
     representation or warranty made by Buyer or Roundy's in this Agreement or in any certificate or other document or instrument delivered by Buyer or Roundy's to Seller or the Principal Shareholders in connection with the transactions contemplated hereby;

               (ii) any failure of Buyer or Roundy's to comply with, or any breach or nonfulfillment by Buyer or Roundy's of any covenant of Buyer or Roundy's set forth in this Agreement or in any certificate or other document or instrument delivered by Buyer or Roundy's to Seller or the Principal Shareholders in connection with the transactions contemplated hereby; or

               (iii)     any failure of Buyer to timely pay,
     perform or discharge any of the liabilities of Seller expressly assumed by Buyer hereunder.

               (iv)      any and all liabilities arising after
     the Effective Time and attributable to Buyer's conduct of the Business after the Effective Time.

          (e)  Claims for Indemnification.

               (i)  Promptly upon an Indemnified Party's
     obtaining knowledge of any facts causing it to believe that it has or will have a claim for indemnification against any Indemnifying Party or Parties hereunder, the Indemnified Party shall give written notice of such claim to the Indemnifying Party or Parties. Such written notice shall set forth the nature and (to the extent then known) the amount of Damages incurred by or threatened against the Indemnified Party. Notwithstanding the foregoing, the right of indemnification hereunder shall not be affected by any failure of the Indemnified Party to give or by its delay in giving such notice unless, and then only to the extent that, the rights of the Indemnifying Party are prejudiced as a result of such failure or delay.

               (ii) The Indemnified Party shall tender to the Indemnifying Party the defense of any claim, suit, proceeding, action or assessment brought by any third party (hereinafter "Third Party Claim"). Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such Third Party Claim within ten
     (10) days after the Indemnified Party's notice to the Indemnifying Party of the same shall be deemed a waiver by the Indemnifying Party of its right so to defend. If the Indemnifying Party assumes such defense, the obligations of the Indemnifying Party hereunder as to such Third Party Claim shall include taking all steps reasonably necessary in the defense or settlement thereof and holding the Indemnified Party harmless from and against any and all Damages sustained or incurred by the Indemnified Party which result from, arise out of or are incidental to any settlement approved by the Indemnifying Party or any judgment in connection therewith. Legal counsel engaged by the Indemnifying Party to defend such claim shall be reasonably acceptable to the Indemnified Party. Except with the written consent of the Indemnified Party, the Indemnifying Party, in the defense of any such Third Party Claim, shall not consent to the entry of any judgment against or adversely affecting the Indemnified Party (other than a judgment of dismissal on the merits and without costs) or enter into any settlement unless such settlement provides that the Indemnified Party is fully released by the third party as to such Third Party Claim.

               (iii)     If the Indemnifying Party does not
     assume the defense of any such Third Party Claim as provided herein, the Indemnified Party may defend against such Third Party Claim in such manner as the Indemnified Party deems advisable or appropriate and may settle such Third Party Claim or consent to the entry of judgment with respect thereto upon such terms as it deems advisable or appropriate, and in such event the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement or judgment and for any and all Damages sustained or incurred by the Indemnified Party which result from, arise out of or are incidental to the defense or settlement of such Third Party Claim.

          (f) Time Limitations on Claims. An Indemnified Party shall not be entitled to indemnification pursuant to this Section 16 with respect to any claim for indemnification pursuant to subparagraph 16(c)(i) or Subparagraph 16(d)(i) unless written notice of such claim is given by the Indemnified Party to the Indemnifying Party within the applicable Survival Period.

          (g)  Indemnification Threshold and Cap.
Notwithstanding anything to the contrary herein and except as provided in Section 16(h): (i) any claim by an Indemnified Party against any Indemnifying Party under Sections 16(c)(i) or 16(d)(i) shall be payable by the Indemnifying Party only in the event and to the extent that the accumulated amount of all claims against such Indemnifying Party shall exceed the amount of One Hundred Thousand Dollars ($100,000) in the aggregate (the "Indemnification Threshold"); and (ii) the maximum amount for which an Indemnifying Party shall be obligated to provide indemnification hereunder shall not exceed the Purchase Price (the "Indemnification Cap"). In applying the Indemnification Threshold and the Indemnification Cap, Buyer and Roundy's, on the one hand, and all Seller and the Principal Shareholders, on the other hand, shall be considered to be one "Indemnifying Party." At such time as the aggregate amount of claims against an Indemnifying Party shall exceed the Indemnification Threshold, such party shall thereafter be liable on a dollar-for-dollar basis for the full amount of all further claims beyond the Indemnification Threshold, subject to the Indemnification Cap. Further, the Indemnification Threshold shall not apply in the case of any single claim or series of related claims that itself or themselves exceed the Indemnification Threshold (provided, that the Indemnification Threshold shall continue to be available for all other claims to which this sentence does not apply).

          (h) Zero-Threshold Claims. Notwithstanding the preceding Section 16(g), the following categories of claims for indemnification ("Zero-Threshold Claims") shall not be subject to the Indemnification Threshold or the Indemnification Cap, but shall be payable on a dollar-for-dollar basis without any exclusion therefor or limitation thereon:

               (i)  any claims related to a breach of the
     representations and warranties contained in Subsections
     6(a), (b), (c), (d), (k) or Subsections 7(a), (b) and (c);

               (ii) any claims by either party against the other for payment or return of the Purchase Price or any portion thereof, including any adjustments to the Purchase Price payable under Section 4 or 5 hereof.

          (i) Tax Effect of Losses; Insurance. In determining the amount of any indemnification claim for purposes of this
Section 16: (A) there shall be taken into account any income or other Tax benefit which the Indemnified Party may actually have received or be entitled to receive (if in the future, at its present value) as a result of the Damages forming the basis of such claim, and there shall also be taken into account any income or other Tax cost which the Indemnified Party would incur as a result of its receipt of any indemnification payment from the Indemnifying Party (including any such indemnification payment which the Indemnified Party would be entitled to receive but for the provisions of Section 16(g)); and (B) the Indemnifying Party shall have the benefit of any insurance proceeds payable to the Indemnified Party in respect of the Damages forming the basis of such claim.

     17. COUPONS. Buyer will not acquire hereunder any of the rights of Seller to be reimbursed for any coupons accepted by Seller from customers prior to the Effective Time, and Buyer does not assume hereunder (and Seller will hold Buyer harmless from) any liability of Seller relating to such coupons or the Seller's acceptance thereof.

     18.  GENERAL PROVISIONS.

          (a) Amendment and Modification. This Agreement may be amended, modified and supplemented prior to the Closing only by written agreement of the parties hereto or as otherwise provided herein.

          (b) Waiver of Compliance. Any failure of Buyer or Roundy's or Seller or the Principal Shareholders to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by an officer of Seller or an officer of Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          (c)  Fees and Expenses.  Whether or not the
transactions contemplated by this Agreement are consummated, and except as otherwise provided in this Agreement, all fees and expenses incurred by a party in connection with this Agreement shall be borne by such party, including, without limitation, all fees of its counsel, consultants and accountants; provided, however, that Seller shall be liable for and pay all sales taxes, transfer taxes, and recording fees incurred in connection with the transactions contemplated by this Agreement, and for any fee or commission due any KPMG Peat Marwick LLP or any other broker, finder or agent engaged by Seller or its shareholders.

          (d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when sent by U.S. certified or registered mail, postage prepaid:

               If to Buyer or to Roundy's, to:

                    Roundy's, Inc.
                    23000 Roundy Drive
                    Pewaukee, WI  53072
                    ATTN:  Edward G.  Kitz, Vice President,
                    Secretary and Treasurer

               with a copy to:

                    Whyte Hirschboeck Dudek S.C.
                    111 East Wisconsin Avenue, Suite 2100
                    Milwaukee, WI  53202
                    ATTN:  John F.  Emanuel

or to such other person or address as Buyer or Roundy's shall furnish to Seller and the Principal Shareholders in writing in accordance with this Section.

               If to Seller, to:

                                   Ultra Mart, Inc.
                                   W173 N9170 St. Francis Drive
                                   Menomonee Falls, WI  53051
                                   ATTN: Robert A. Farrell

               with a copy to:

                    Norman Matar
                    Davis & Kuelthau, S.C.
                    111 East Kilbourn Avenue
                    Milwaukee, WI  53202

               If to Scott A. Sylla, to:

                    Scott A. Sylla
                    c/o Ultra Mart, Inc.
                    W173 N9170 St. Francis Drive
                    Menomonee Falls, WI  53051

               with a copy to:

                    Norman Matar
                    Davis & Kuelthau, S.C.
                    111 East Kilbourn Avenue
                    Milwaukee, WI  53202

                         and:

                    Robert Bellin
                    Reinhart, Boerner, Van Deuren,
                    Norris and Rieselbach, S.C.
                    1000 North Water Street
                    Milwaukee, WI  53202

               If to Robert A. Farrell, to:

                    Robert A. Farrell
                    c/o Ultra Mart, Inc.
                    W173 N9170 St. Francis Drive
                    Menomonee Falls, WI  53051

               with a copy to:

                    Norman Matar
                    Davis & Kuelthau, S.C.
                    111 East Kilbourn Avenue
                    Milwaukee, WI 53202

or to such other person or address as Seller or the Principal
Shareholders shall furnish to Buyer and Roundy's in writing in accordance with this Section.

     Notwithstanding the foregoing, written notice given in any manner shall nonetheless be effective upon its actual receipt by the party or parties entitled thereto.

          (e) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, whether by operation of law or otherwise; provided that Buyer may, prior to the first Applicable Inventory Date assign its rights and delegate its duties and obligations hereunder with respect to the purchase of one or more of the Stores to one or more affiliates of Buyer, provided further that no such assignment or delegation by Buyer shall relieve Buyer or Roundy's of any of their respective obligations or liabilities hereunder.

          (f) Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (h) Captions. The section and paragraph headings contained in this Agreement are for convenience only and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

          (i) Roundy's Guaranty. Roundy's hereby guarantees the full, prompt and complete performance by Buyer of each and every obligation of Buyer under this Agreement.

          (j) Entire Agreement. This Agreement, including the Disclosure Schedule and Exhibits hereto, and together with the Fox Point Sublease Agreement, the Termination and Release Agreement, and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party hereto.

          (k) Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

          (l) No Third Party Beneficiaries. Neither this Agreement nor any provision hereof, nor any statement, schedule, certificate, instrument or other document delivered or to be delivered pursuant hereto, nor any agreement entered into or to be entered into pursuant hereto or any provision thereof, is intended to create any right, claim or remedy in favor of, or impose any obligation upon, any person or entity other than the parties hereto and their respective successors, personal representatives, executors, heirs, beneficiaries, and permitted assigns.

     [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SELLER:                            BUYER:

ULTRA MART, INC.                   ULTRA MART FOODS, INC.


By:                                By:
Robert A. Farrell, President       Charles H. Kosmaler, Jr., Vice-
                                   President

PRINCIPAL SHAREHOLDERS:            ROUNDY'S, INC.


                                   By:
Robert A. Farrell,                 Michael J. Schmitt, Vice-
Individually                       President - Sales & Development


Scott A. Sylla,
Individually



Section ______ of the Disclosure to
Asset Purchase Agreement
dated December          , 1999
between
Ultra Mart Foods, Inc.
Ultra Mart, Inc.